Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Novagold Resources Inc. of our report dated January 21, 2025 relating to the financial statements of Donlin Gold LLC, which appears in Amendment No 1 to the annual report on Form 10-K of Novagold Resources Inc. for the year ended November 30, 2024. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada

June 27, 2025

PricewaterhouseCoopers LLP

250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T.: +1 604 806 7000, F.: +1 604 806 7806, Fax to mail: ca_vancouver_main_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.